Exhibit 10.7

EXECUTIVE SALARY CONTINUATION AGREEMENT THAT

SUPERCEDES AND REPLACES THE EXECUTIVE MURP

AGREEMENT DATED August 24, 1999 Including Amendment #1

THIS AGREEMENT, made and entered into this 15th day of September, 2004, by and between ESSA Bank & Trust, a savings and loan association organized and existing under the laws of the State of Pennsylvania (hereinafter referred to as the “Bank”), and Robert Howes, Jr., an Executive of the Bank (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank as its Senior Vice-President; and

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank’s employ during the Executive’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Executive’s services be retained as herein provided;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.	EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

II.	FRINGE BENEFITS

The Salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any Salary reduction plan or an arrangement deferring a bonus or a Salary increase. The Executive has no option to take any current payment or bonus in lieu of these Salary continuation benefits except as set forth hereinafter.

III.	RETIREMENT DATE AND NORMAL RETIREMENT AGE

A.	Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the Executive’s sixty-fifth (65th) birthday.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.	Early Retirement Date:

Early Retirement Date shall mean a retirement from employment which is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age sixty (60) with thirty (30) years of service with the bank.

IV.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

A.	Normal Retirement:

Upon said retirement, if the Executive has been employed with the Bank for thirty (30) years, the Bank, commencing with the first day of the month following the date of such retirement, shall pay the Executive an annual benefit as described in Exhibit 1. Said benefit may be paid in equal monthly installments (1/12th of the annual benefit) until the death of the executive, annual installments until the death of the executive or in a lump sum reduced to present value as set forth in Subparagraph XI (K). Executive must decide on the payout mode, one (1) year prior to retirement. If, however, less than one-hundred and ninety-two (192) such monthly payments have been made prior to the death of the Executive, then the Bank, at its discretion, will continue the payments until the full one-hundred and ninety-two (192) payments have been made or will make the total amount of said payment(s) payable in a lump sum reduced to present value as set forth in Subparagraph XI (K) to said beneficiary(ies). In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive

B.	Early Retirement:

Should the Executive leave the employment of the Bank in accordance with the Early Retirement Date (Subparagraph III [C]) and has served 30 (thirty) years, the Executive’s benefit shall be reduced by one half of one percent (.05%) for each month the Executive leaves prior to Normal Retirement Age.

V.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the Executive’s accrued liability retirement account to such individual or individuals as the Executive may have designated in writing and filed with the Bank. This assumes the Executive has met the vesting requirement (Subsection VII, below). In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.

VI.	BENEFIT ACCOUNTING

The Bank shall account for this benefit using the generally accepted accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VII.	VESTING

Executive’s interest in the benefits that are the subject of this Agreement shall be subject to a cliff vesting schedule such that the Executive will be zero percent (0%) vested until he has completed five (5) years of service with the bank. At the conclusion of five (5) years of service, the Executive will be 100% vested in the accrual balance. Vesting will begin from the date of first service with the bank.

VIII.	OTHER TERMINATION OF EMPLOYMENT

Subject to Subparagraph VIII (i) hereinbelow, in the event that the employment of the Executive shall terminate prior to Normal Retirement Age, as provided in Paragraph III, by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive as severance compensation, and at the Executive’s discretion, in either sixty (60) equal monthly payments or a lump sum, an amount equal to the accrued balance on the date of termination, of the Executive’s liability reserve account assuming the Executive has become vested in his benefit. Interest will be equal to the one-year Treasury bill as of the date of termination if Executive selects the monthly payout option.

In the event the Executive’s death should occur after such severance but prior to the completion of the monthly payments provided for in this Paragraph VIII, the remaining installments will be reduced to present value as set forth in Subparagraph XI (K), and will be paid to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amounts shall be payable to the duly qualified executor or administrator of the Executive’s estate.

(i)	Discharge for Cause:

In the event the Executive shall be discharged for cause at any time or resigns due to a pending discharge for cause, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following that result in material measurable adverse effect on the Bank: (i) the conviction of a felony or gross misdemeanor involving fraud or dishonesty; (ii) an intentional failure to perform stated duties; or (iii) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.

IX.	MUTUAL TO STOCK CONVERSION OR CHANGE OF CONTROL

A.	Mutual to Stock Conversion shall mean the conversion of the Bank from a mutual savings bank to an entity that issues stock and is owned by its shareholders. Such Mutual to Stock Conversion shall be deemed to be a Change of Control for purposes of this Agreement. For the purposes of this Agreement, transfers of stock on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. The formation of a mutual holding company, for the purposes of this Agreement, is not a change of control.

B.	Upon a Mutual to Stock Conversion or a Change of Control (as defined in Subparagraph IX [A] hereinabove), if the Executive’s employment is subsequently terminated, except for cause, then the Executive shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until said Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation or conversion of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

X.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibitions:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or bank holding company or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph XIII, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine gender, they shall be read and construed as in the masculine or feminine gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Pennsylvania.

H.	12 U.S.C. § 1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any other pertinent regulations.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

K.	Present Value:

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the FASB 87 calculations for the Executive Plan.

XII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be ESSA Bank & Trust until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within forty-five (45) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within forty-five (45) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid forty-five(45)day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within forty-five (45) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within forty-five (45) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Paragraph IX), this paragraph shall become null and void effective immediately upon said Change of Control.

XIV.	EFFECTIVE DATE

The effective date of the Executive Plan shall be September 23, 2004.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

ESSA BANK & TRUST
Stroudsburg, PA

/s/ Sandra L. Oberholtzer	By:	/s/ Thomas J. Grayuski VP-HR
Witness		(Bank Officer other than Insured) Title

/s/ Sandra L. Oberholtzer	/s/ Robert Howes, Jr.
Witness	Robert Howes, Jr.

FIRST AMENDMENT TO THE

EXECUTIVE SALARY CONTINUATION AGREEMENT

WHEREAS, ESSA Bank & Trust (the “Bank”) has entered into a Executive Salary Continuation Agreement dated September 15, 1004 (the “Agreement”) with the undersigned executive (the “Executive”); and

WHEREAS, the Agreement provides that a mutual to stock conversion of the Bank shall constitute change in control of the Bank; and

WHEREAS, the Bank has adopted a plan of conversion from the mutual to the stock form of organization and in connection therewith will offer shares of common stock of a newly formed holding company to depositors and the public; and

WHEREAS, the Bank and the Executive wish to amend the agreement to provide that the conversion of the Bank from the mutual to the stock form of organization, and in connection therewith the formation of a holding company that will sell shares of common stock to Bank depositors and the public, will not constitute a change in control, but to provide that certain enumerated events that may occur to the public holding company subsequent to the completion of the conversion will constitute a change in control; and

WHEREAS, except for the change to the definition of a change in control, there are no other changes to the Agreement and all other provisions of the Agreements shall remain unchanged; and

WHEREAS, the Agreement provides that it may be amended at any time, in whole or in part, by mutual written consent of the Executive and the Bank.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	Section IX is amended to read in its entirety as follows:

IX	CHANGE IN CONTROL

A. For purposes of this Agreement, and except as provided in B below, the term “Change in Control” shall mean any of the following events:

(i)	a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)	a change in control of the Bank or ESSA Bancorp, Inc. (the proposed holding company for the Bank – the “Company”) within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii)	any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or

(B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though he were a member of the Incumbent Board; or

(C) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

B. Notwithstanding anything to contrary elsewhere in this Agreement, the conversion of the Bank from the mutual to the stock form of organization, and in connection therewith the formation of the Company as the Bank’s parent holding company and the sale of shares of Company common stock to depositors and the public, is not a “Change in Control” for any purpose of this Agreement.

C. Upon a Change in Control (as defined in Subparagraph IX(A) above), if the Executive’s employment is subsequently terminated, except for cause, then the Executive shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until said Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

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IN WITNESS WHEREOF, this First Amendment is executed effective as of the latest date set forth below.

ESSA BANK & TRUST

December 4, 2006	By:	/s/ Suzie T. Farley
Date	Title:	Corporate Secretary

EXECUTIVE

December 4, 2006	/s/ Robert Howes
Date

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